Exhibit 99.1

Patrick Johnson
904-598-7422
PatrickJohnson@RegencyCenters.com

Regency Centers Amends its Unsecured Term Loan Facility
JACKSONVILLE, Fla. (July 1, 2014)-- Regency Centers Corporation (NYSE:REG) (“Regency” or the “Company”) announced today an amendment (the “Amendment”) to its existing senior unsecured term loan facility (the “Facility”). The Amendment established a new Facility size of $165 million, extended the maturity date to June 27, 2019 and reduced the applicable interest rate. The Facility will bear interest at LIBOR plus 1.15% per annum and is subject to an unused fee of 0.20% per annum on the undrawn balance. Borrowings under the Facility as of June 30, 2014 total $75 million and the Company has until August 31, 2015 to elect to borrow up to an additional $90 million. Regency expects to use the Facility for general corporate purposes, including funding its development and redevelopment programs and repaying maturing debt.
The Facility was syndicated to a group of ten banks led by Wells Fargo Securities, LLC acting as Sole Lead Arranger. Wells Fargo Bank, National Association will be the Administrative Agent for the Facility and PNC Bank, National Association was the Syndication Agent. Regions Financial Corporation, SunTrust Bank and U.S. Bank National Association acted as Documentation Agents. Other participants in the Facility include Bank of America, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and Mizuho Bank.

About Regency Centers Corporation (NYSE: REG)
With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 332 retail properties encompasses over 43.9 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 215 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
This press release contains forward-looking statements and such forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.